Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

TFF Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (a)(b)	Proposed Maximum Offering Price Per Unit(c)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.001 per share	457(c)	147,500	$3.3345	$491,838.75	$147.60 per $1,000,000	$72.60
Fees Previously Paid		—	—	—	—	—	—	—
Total Offering Amounts						$491,838.75		$72.60
Total Fees Previously Paid								-
Total Fee Offsets								-
Net Fee Due								$72.60

(a)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares of common stock to be offered or issued from stock splits, stock dividends or similar transactions.

(b)	Includes 147,500 shares of the registrant’s common stock issuable upon exercise of outstanding warrants, such shares of common stock to be offered and sold by the selling stockholders identified in this registration statement on Form S-1.

(c)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices for a share of the registrant’s common stock as reported on the Nasdaq Capital Market on April 16, 2024, which date is a date within five business days of the filing of this registration statement.